Exhibit 99.1

CHURCH & DWIGHT CO., INC. CLOSING ON SALE OF

$250 MILLION PRINCIPAL AMOUNT OF 3.35% SENIOR NOTES DUE 2015

PRINCETON, N.J., December 15, 2010 — Church & Dwight Co., Inc. (NYSE: CHD) announced today that it closed on an underwritten registered public offering of $250.0 million aggregate principal amount of 3.35% Senior Notes due 2015.

Church & Dwight intends to apply the estimated $247.6 million net proceeds from the offering to its previously announced redemption of all $250.0 million principal amount of its outstanding 6% Senior Notes due 2012, which will occur on December 30, 2010. The redemption price is equal to the $250 million aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest of approximately $625,000.

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. acted as joint-book running managers for the offering of the notes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is being made only by means of a prospectus and the related prospectus supplement included as part of an effective shelf registration statement previously filed with the Securities and Exchange Commission.

Interested persons may obtain copies of the prospectus and the related final prospectus supplement by visiting the SEC’s website at ww.sec.gov or by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, New York, NY 10036 or Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005.

About Church & Dwight

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the Arm & Hammer brand name and other well-known trademarks.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of Church & Dwight to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. For a description of factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors.”

Contact(s):

Maureen K. Usifer

609-683-5900

Vice President Investor Relations